Exhibit (l)(2)

January 28, 2025

Opportunistic Credit Interval Fund

650 Madison Avenue, 3rd Floor

New York, NY 10022

Re: Opportunistic Credit Interval Fund (the “Fund”)

File Nos. 333-263060 and 811-23783

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed on January 27, 2023 with Post-Effective Amendment No. 2 to the Fund's Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 6 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP